EXHIBIT 10.0

AMENDED AGREEMENT

THIS AMENDED AGREEMENT (“Amended Agreement”) is made this 30th day of June, 2008 and hereby amends in its entirety the terms of that certain Agreement (“Original Agreement”) dated September 14, 2006 between Gust Kepler (“KEPLER”) and G2 Ventures, Inc. (“G2”):

WHEREAS, on September 14, 2006, KEPLER and G2 entered into the Original Agreement documenting loans made by KEPLER to G2 from 2004 through June 2006 and reciting terms to repay a portion of those loans; and

WHEREAS, subsequent to the Original Agreement, KEPLER and G2 had a verbal agreement amending the terms under which KEPLER would be repaid a portion of those loans; and

WHEREAS, KEPLER and G2 desire to document the intent of their current understanding regarding loans made to G2 by KEPLER and the repayment of a portion of the same;

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1. Loans Made by KEPLER: The parties hereto acknowledge that KEPLER has made loans to G2 totaling $138,838 as of the date of this Amended Agreement.

2. Acknowledgment of Offering and Repayment Terms: The parties hereto acknowledge and agree to the terms outlined in the Prospectus for an Initial Public Offering (“IPO”) with an effective date with the Securities and Exchange Commission of May 13, 2008 including the terms outlining the repayment of a portion of the KEPLER loans as follows:

“If we raise the maximum of $150,000, we will pay $15,000 to Gust Kepler, our sole officer, director, and employee, as repayment of a portion of the money that Mr. Kepler lent to us (including loans from Mr. Kepler to G2 Companies, Inc. assumed by us).”

3. Terms for Repayment of Balance of Loans: The parties hereto acknowledge and agree that any portion of the loans made by KEPLER to G2 that are not repaid from proceeds derived from the IPO, will be repaid as funds become available from revenues.

4. Miscellaneous:

(a) Modification. Neither this Amended Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

(b) Binding Effect. Except as otherwise provided herein, this Amended Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

(c) Entire Agreement. This instrument contains the entire agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein.

(d) Applicable Law. This Agreement shall be governed and construed under the laws of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this Amended Agreement to be executed and delivered on the date first above written.

G2 VENTURES, INC.

By:	/s/ Gust Kepler
Gust Kepler, President

/s/ Gust Kepler
Gust Kepler, an individual